MINE DEVELOPMENT ASSOCIATES
MINE ENGINEERING SERVICES



La Teko Resources Ltd.



Letter of Consent


     Mine Development Associates, Inc., hereby consents to the discussion relating to the resource and reserve study dated March 10, 1996 prepared for La Teko Resources Ltd. (the "Company") respecting the True North property near Fairbanks, Alaska, as it is contained in the Company's annual report on Form 10-K for the fiscal year ended December 31, 1996. We also consent to the incorporation by reference into the Registration Statements on Form S-8, SEC File Nos. 33-00174, 33-95586 and 33-21225, and the Registration Statement on Form S-3, SEC File No. 33-81886, of such discussion as it is contained in the Form 10-K.


Sincerely,

MINE DEVELOPMENT ASSOCIATES, INC.



/s/ Neil B. Prenn, P.E.
President